Exhibit 99.1

                  J & J Snack Foods Corp. Acquires Radar, Inc.

    PENNSAUKEN, N.J.--(BUSINESS WIRE)--Jan. 31, 2007--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that it has acquired the assets of Radar, Inc. Radar, Inc. is a manufacturer and seller of fig and fruit bars selling its products under the brand DADDY RAY'S. Headquartered and with its manufacturing facility in Moscow Mills, MO (outside of St. Louis), Radar, Inc. has sales of approximately $23 million dollars selling to the retail grocery segment and mass merchandisers, both branded and private label.

    Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "We are pleased to have this quality company added to our portfolio of brands. Radar produces quality products efficiently and is a leading producer in its segment." Ray and Darlene Henry, former owners, commented, "We are delighted that J & J Snack Foods is making the acquisition." Mr. Shreiber also said that Ray Henry, former President, will be remaining with the new company.

    J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL*** frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

    *MINUTE MAID is a registered trademark of The Coca-Cola Company.

    **BARQ'S is a registered trademark of Barq's Inc.

    ***CHILL is a registered trademark of Wells Dairy, Inc.

    CONTACT: J & J Snack Foods Corp.
             Dennis G. Moore
             Senior Vice President
             Chief Financial Officer
             856-665-9533, x 268